EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 25th day of March, 2008 by and between Blue Earth Solutions, Inc., a Delaware a corporation (hereinafter called the “Company”) and Claudia Iovino (hereinafter called the “Employee”), to assume the position of  Senior Director of  Research  and Development.

RECITALS

1.
The Company desires to obtain the services of the Employee in the employment of the Company and the Employee desires to make his services available to the company on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THISEFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

1.	Employment

1.1.	General. The Company hereby employs the Employee, and the Employee hereby accepts such employment, on the terms and conditions contained in this Agreement.

1.2.
Duties of Employee .    During the term of Employment, the Employee shall diligently perform all services as may be reasonably assigned to his and shall exercise such power and authority as may from time to time be delegated to his.  The Employee shall devote his full time attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.  The Employee understands that any patents or patents pending or patents in process created by the employee during the term of employment are the property of the Company.

1.3.	Title. The title of the Employee shall be “Director of Research and Development”.

2.	Term. The term of employment under this Agreement shall be for three (3) years commencing the 25th day of March, 2008 and ending the 24th day of March, 2011.

3.	Compensation: The Employee shall receive compensation as budgeted by the Company during the term of the Agreement according to attached Addendum A.
4.
Others Benefits.      The Employee shall be entitled to all medical and hospitalization, group health insurance, disability insurance, pension, and any and all others plans as are presently and hereinafter offered by the Company to its officers or employees.  Employee shall be entitled to two weeks paid vacation in the first full year of employment and four weeks paid vacation in years 2 and 3.

5.	Termination.

5.1.
Termination for cause.     Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company immediately for cause.  As used in the Agreement, “cause” shall only mean (I) an action of the Employee which constitutes a material breach of this Agreement which is not cured within thirty (30) days after receipt by Employee of notice of same, (II) fraud, (III) embezzlement, or (IV) any criminal act which is a felony.

5.2.
Disability.     Notwithstanding anything contained in this Agreement to the Contrary, the Company by written notice to the Employee shall at all times have the right to terminate this Agreement, and the Employee’s employment hereunder, if the Employee shall, as a result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than ninety (90) days during any twelve (12) month period.

5.3.
Termination without cause.    Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company immediately without cause provided that the company pays the employee the balance of this contract in full on the last date of employment, not to exceed six months pay

5.4.
Termination by Employee.     Employee may at any time give the Company two (2) weeks prior written notice of his termination of employment hereunder, such termination to be effective at the end of such two (2) week notice period.

6.	Agreement Not to Compete.

6.1.	As used in this Agreement, “Competing Business” shall mean any business or enterprise which is engaged in the business providing polystyrene recycling. (the “Company’s Business”).

6.2.
The Employee agrees that during his employment by the Company and for five (5) years following the termination of such employment, she will not, without the prior written consent of the Company,   either directly or indirectly, on his own behalf or in the service or on behalf of others as a shareholder, officer, trustee, consultant, or executive or managerial employee, engages in or be employed by any Competing Business.

7.
Agreement Not to Solicit Clients.     The Employee agrees that during his employment by the Company and for five (5) years following the termination, for any reason, of such employment, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others contact any person or entity who is or had been either a client or business associate of the Company, its affiliates or subsidiaries.

8.
Agreement Not to Solicit or Hire Employees.     Employee agrees that during his employment by the Company and for five (5) years following the termination, for any reason, of such employment, she will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert, or hire, or attempt to solicit, divert or hire, any person or entity employed by the Company, its affiliates or subsidiaries and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

9.	Ownership and Non-Disclosure and Non-Use of Confidential Information.

9.1.
Definition.    As used in the Agreement, “Confidential Information” shall mean all client, customer or               business associate lists and sales and marketing information, client, customer or business techniques, training and operation material and memoranda, and trade secrets concerning or relating to the business, accounts, clients, customers, business associates, employees and affairs of the Corporation, its affiliates and subsidiaries obtained by or furnished, disclosed or disseminated to the Employee or obtained, assembled or complied by the Employee or under his supervision during the course of his employment by the Corporation, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential of the Corporation but Confidential information shall not include any of the forgoing to the extent the same is or becomes publicly known through no fault or breach of this Agreement by Employee.

9.2.
Employee acknowledges and agrees that all Confidential information, and all physical embodiment thereof, is confidential to and shall be and remain the sole and exclusive property of the Corporation.  Upon request by the Corporation , and in any event upon termination of his employment with the Corporation for any reason shall deliver to the Company all property belonging to the Company then in his custody, control or possession.

9.3.
Employee agrees that she will not, either during the term of his employment by the Company or at any time thereafter, without the prior written consent of the Company, disclose or make available any confidential information to any person or entity, nor shall she make or cause to be made, or permit or allow, either on his own behalf or on behalf or others, any use of such Confidential Information others than in the proper performance of his duties hereunder.

10.
Reasonableness of Restrictions.    In the event that any provision relating to time period or geographic area of restriction shall be declared by a Court of competent jurisdiction to exceed the maximum time period or area of restriction that the Court deems reasonable and enforceable, the time period or area or restriction which the Court finds to be reasonable and enforceable shall be deemed to become, and thereafter shall be, the maximum time period or geographic area of restriction.

11.
Enforceability.   Any provision of Sections 6, 7, 8, and 9 which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any others jurisdiction.

12.
Injunction.    It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Sections 6, 7, 8, and 9 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognized and hereby acknowledges that the Company shall be entitled to an injunction from any Court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6, 7, 8, and 9 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever  others remedies the Company may possess.

13.	Assignment. The Employee shall not delegate his employment obligations pursuant to this Agreement to any others person.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

15.
Entire Agreement.    This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreement, understanding, and arrangement, both oral and written, between the parties hereto with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

16.
Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States Mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

1885 SW 4th Ave #E3
Delray Beach, FL 33444

If to the Employee:

Claudia Iovino
6364 Amberwoods Dr.
Boca Raton, FL 33433

Or to such others addresses as either party hereto may from time to time give notice of to the others in the aforesaid manner.

17.
Benefits Binding Effect.    This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representative, successors and, where applicable, assigns.

18.
Severability.     The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.
Waivers.    The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any breach or violation of any others provision or any subsequent breach or violation by any party.

20.
Damages.    Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the others damages sustained by either or both of them as a result of its or his breach or violation of any term or provision of this Agreement.  In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorney’s fees of the others.

21.	Section headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.
No Third party Beneficiary.    Nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person others than the parties hereto and their respective heirs, personal representative, legal representatives, successors, and assigns any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

____________________________.	EMPLOYEE:

By:______________________, its President
Claudia Iovino

Addendum A

Compensation

Any new patent or products that are made while employed by the Company the employee shall also continue her royalty of ¼ of 1% of gross sales and will receive a one time bonus (to be on a product by new product basis. Employee is required to sign patent assignments to Blue Earth Solutions, Inc. and a power of attorney granting the company rights to renewal of all patents created by the employee.

Year 1	$ 48,000.00
Year 2	$ 60,000.00 increase based on revenues from equipment sales and revenues of patented products of $10,000,000.year one
Year 3	$ 72,000.00 increased based on revenues from equipment sales and revenues of patented products of $40,000,000.year two

Paid bi-weekly or monthly.